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                                                                   EXHIBIT 10.42

                            EQUIPMENT LEASE AGREEMENT

         THIS EQUIPMENT LEASE AGREEMENT ("Agreement") is made and entered into effective as of May 22, 2002, by and between GK FINANCING, LLC, a California limited liability company ("GKF"), and THE JOHNS HOPKINS HOSPITAL, a Maryland not-for-profit corporation ("Hospital"), with reference to the following facts:

                                 R E C I T A L S

         A. Hospital owns and operates a duly licensed general acute care hospital located in Baltimore (the "Medical Center") and wishes to establish a program within the Medical Center to provide stereotactic radiosurgery procedures. The program shall be known as The Johns Hospital Gamma Knife Program (the "Program").

         B. GKF owns a Leksell Stereotactic Gamma Knife Unit, Model C (the "Equipment"), which is needed by Hospital to provide the stereotactic radiosurgery procedures for the Program.

         C. Hospital wishes to lease the Equipment from GKF, and GKF is willing to lease the Equipment to Hospital to be used at the Medical Center, upon the terms, covenants, conditions and agreements set forth in this Agreement.

                                A G R E E M E N T

         NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1. Lease. Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Hospital, and Hospital hereby leases from GKF, the Equipment. The Equipment to be leased to Hospital pursuant to this Agreement shall include the latest approved Gamma Knife technology available as of the date of this Agreement, including the Hardware and LGK Software, as described in the LGK Agreement (defined below).

         2. LGK Agreement. Simultaneously with the execution of this Agreement, Hospital and Elekta Instruments, Inc., a Georgia corporation ("Elekta"), the manufacturer of the Equipment, shall enter into that certain LGK Agreement pertaining to, among other things, the preparation of the Site (as defined below) and the installation, testing and use of the Equipment (the "LGK Agreement"), a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference. Hospital acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Hospital's performance, satisfaction and fulfillment of its obligations thereunder.

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         3.       Term; Buyout.

                  3.1 Term. The initial term of this Agreement (the "Term") shall commence on the date on which the first clinical "Gamma Knife Procedure" (as defined below in this Section) is performed by Hospital utilizing the Equipment (the "First Procedure Date") and shall continue for a period of ten
(10) years thereafter, unless earlier terminated or extended upon the mutual written agreement of Hospital and GKF or in accordance with this Agreement. Hospital's obligation to make the rental payments to GKF for the Equipment shall be as set forth in Section 8 below. As used herein, a "Gamma Knife Procedure" shall mean a single patient treatment session that may include one or more isocenters during that session.

                  3.2 Hospital's Option to Terminate the Lease and Purchase the Equipment. On the date (the "Exercise Date") that is * years after the First Procedure Date, and on each anniversary date thereafter, Hospital shall have the option (the "Purchase Option") to terminate this Agreement by purchasing all of GKF's right, title and interest in and to the Equipment at a purchase price equal to the * (as defined in Section 3.2.3 below).

                           3.2.1    The Unamortized Asset Basis as of any
Exercise Date is equal to (a) the sum of (i) fifty percent (50%) of the "Total Project Cost" (as defined in Section 8.6 (f)), plus (ii) * representing the value of the "Tradename License and Promotion Rights" as set forth in Section 8.6(h) below; divided by (b) ten (10) years (representing the amortization period); multiplied by (c) the number of years remaining on the Term as of the Exercise Date. For example, assuming the Exercise Date is the date that is * years after the First Procedure Date, and assuming further:

                      "GKF's Equipment Acquisition Cost"     *
                      (as defined in Section 8.6 below)

                      "Total Site Improvement Cost"          *
                      (as defined in Section 8.6 below)

                      Total Project Cost                     *

                                                             *

                                                             *

                      Tradename License and Promotion Rights *

                                                             *

                      Amortization period                    *

                      Amortization per year                  *

                      Number of years remaining on the Term  *

                      Unamortized Asset Basis                *

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                           3.2.2    The "Termination Fee" shall be equal to * if
the Purchase Option is exercised on the date that is * years after the First Procedure Date, but shall be reduced by * on each succeeding anniversary date thereafter. The parties agree that the Termination Fee (a) represents liquidated damages to GKF for the loss of the bargain represented by this Agreement and not as a penalty; and (b) constitutes a reasonable method to calculate GKF's damages resulting from a termination of this Agreement pursuant to Hospital's exercise of the Purchase Option based on the circumstances existing as of the date of this Agreement. If Hospital desires to exercise the Purchase Option, written notice thereof shall be given to GKF not less than one hundred eighty (180) days prior to the applicable Exercise Date.

                           3.2.3    If the cobalt-60 source has been reloaded by
the parties on or prior to the Exercise Date, in addition to the Unamortized Asset Basis and the Termination Fee, Hospital shall pay to GKF the unamortized portion of the cobalt reloading cost paid by GKF, including, without limitation, those amounts paid from the "Reserve Funds" (as defined in Section 13.2 below) that were contributed by GKF (the "Unamortized Cobalt Reloading Cost"). For purposes of calculating the Unamortized Cobalt Reloading Cost, the cobalt shall be deemed to have a useful life of seven (7) years from the date of reloading. For example, assuming (a) the Exercise Date is the date that is eight (8) years after the First Procedure Date; (b) the cobalt was reloaded on the date that was seven (7) years after the First Procedure Date; and (c) GKF paid $350,000 towards the cost of such cobalt reloading, then, the Unamortized Cobalt Reloading Cost to be paid to GKF is $300,000 (i.e., $50,000 per year amortization cost x 6 years remaining useful life).

                           3.2.4    On the applicable Exercise Date, the
Unamortized Asset Basis, the Termination Fee and the Unamortized Cobalt Reloading Cost (if any) shall be paid by Hospital to GKF by wire transfer of immediately available funds. Hospital shall also be solely responsible for the payment of any and all sales, use, transfer or other applicable taxes assessed in connection with such purchase. Concurrently with such purchase, GKF shall transfer all of its right, title and interest in and to the Equipment used in connection with the Program to Hospital, free of any lien, mortgage or other encumbrance.

         4. User License. Hospital shall apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the Term. Hospital also shall apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement. Hospital shall not run, operate or otherwise use the Equipment, except for the purpose of conducting the acceptance tests, until the acceptance tests have been successfully completed.

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         5.       Delivery of Equipment; Site.

                  5.1 GKF shall coordinate with Elekta and Hospital to have the Equipment delivered to the Weinberg Center at the Hospital (the "Site") on or prior to the delivery date agreed upon by Hospital and Elekta in the LGK Agreement. Subject to Section 11.1, GKF makes no representations or warranties, express or implied, concerning delivery of the Equipment to the Site or the actual date thereof.

                  5.2 Hospital, at its cost and expense, shall provide a safe, convenient and properly prepared Site for the Equipment in accordance with Elekta's guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit C to the LGK Agreement) (collectively the "Site Planning Criteria"). Hospital represents and warrants that the Site is suitable for the implementation of the Site Planning Criteria.

         6.       Site Preparation and Installation of Equipment.

                  6.1 Hospital has prepared the plans and specifications (collectively "Plans") for the Site. The Plans are attached hereto as EXHIBIT 2. The plans shall comply with all applicable federal, state and local laws, rules and regulations. The parties acknowledge that GKF and Elekta have reviewed and approved the Plans and have certified that the Plans are in accordance with the Site Planning Criteria and the LGK Agreement. Any modifications or alterations to such Plans shall be subject to the prior written approval of GKF and Elekta. Hospital, at its cost and expense, shall obtain all permits, certifications, approvals, or authorizations required by applicable federal, state or local laws, rules or regulations necessary to construct and improve the Site for the installation, use and operation of the Equipment.

                  6.2 Based upon the plans, Hospital, at its cost, expense and risk, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding and walls, aligning the Site for the Equipment, and installing all electrical systems and other wiring required for the Equipment. In connection with the construction of the Site, Hospital, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom. Notwithstanding anything to the contrary contained herein, neither the review and approval of Site plans, specifications and/or positioning plans by GKF and/or Elekta, nor the construction of any other Site preparation, shall relieve Hospital of liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection.

                  6.3 In addition to construction and improvement of the Site, Hospital, at its cost, expense and risk, shall be responsible for the installation of the Equipment at the Site which only includes the rigging and positioning of the Equipment on its foundation at the Site in

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compliance with the Plans. In coordination with Elekta, GKF shall provide
Hospital with technical assistance and advice during such installation.

                  6.4 Hospital shall cause the Site, upon completion of construction, to (a) comply with the Plans and all applicable federal, state and local laws, rules and regulations, and (b) be safe and suitable for the ongoing use and operation of the Equipment during the Term.

                  6.5 Hospital shall keep GKF informed on a regular basis of its progress in the construction and improvement of the Site and the satisfaction of its other obligations under this Section 6 and the LGK Agreement. In all events, Hospital shall complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above. If the Site is not complete as of the delivery date described in Section
5.1 above plus a ninety (90) day grace period (other than by reasons of force majeure as provided in Section 24 below) (the "late completion date"), Hospital shall reimburse GKF for its out-of-pocket financing costs incurred with respect to the Equipment for the period between the Late Completion Date and the date that the Site is completed to the extent necessary to allow for the installation, positioning and testing of the Equipment. As used in this Section, GKF's out-of-pocket financing costs are equal to the Bank of America prime interest rate (which rate is sometimes referred to by the Bank as its "reference rate") plus 2% based upon GKF's cost of the Equipment.

                  6.6 During the Term, Hospital, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

                  6.7 GKF shall reimburse Hospital in an amount equal to "GKF's Portion of the Site Improvement Cost" (as defined in Section 8.6 below) for costs incurred by Hospital to design, construct and improve the Site, as necessary, and for the installation, use and operation of the Equipment; provided that the payment of GKF's Portion of the Site Improvement Cost shall not limit or otherwise affect Hospital's obligations under this Section 6. Because the Total Site Improvement Cost cannot be definitively determined until such construction, installation and use is concluded, payment of GKF's Portion of the Site Improvement Cost, if any, shall not be made by GKF to Hospital until delivery of the "Final Cost Accounting," as set forth in Section 8.4 below. It is acknowledged by the parties that GKF's Portion of the Site Improvement Cost has been included in GKF's calculation of Hospital's lease payments set forth in
Section 8 below so as to allow GKF to recover GKF's Portion of the Site Improvement Cost, together with interest thereon, during the Term of this Agreement. Notwithstanding the foregoing, it is acknowledged that if the Total Site Improvement Cost is * or less, GKF shall have no obligation to reimburse Hospital for any costs incurred by Hospital to design, construct and improve the Site or for the installation, use and operation of the Equipment as contemplated above in this Section. Furthermore, if the Total Site Improvement Cost is less than *, Hospital shall pay to GKF an amount equal to one-half of the difference, payable upon completion of the Final Cost Accounting.

         7.       Marketing Support.

                  7.1 GKF, in coordination with Hospital, shall provide marketing support for the Gamma Knife service to be provided by Hospital. Specifically, GKF shall help Hospital

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develop marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support materials (e.g., seminars for physicians by neurosurgeons and radiation oncologists, etc.) for the Gamma Knife Procedures of the Program. All communications to the public regarding the Program shall identify the Program as either "The Johns Hopkins Hospital Gamma Knife Program" or "The Johns Hopkins Gamma Knife Center," and may identify the Program as being affiliated with GKF and Hospital, provided that all such communications are in accordance with the communications and marketing plan adopted or approved by Hospital and GKF. Hospital shall use its best efforts to promote the Program and to encourage the use thereof by the public and medical community.

                  7.2 During the term of this Agreement and at Hospital's request, GKF shall use commercially reasonable efforts to obtain Elekta's approval for the use of the Mark "Gamma Knife" in connection with the marketing and advertising of the Program.

                  7.3 Hospital hereby grants to GKF a nonexclusive license and right to use the phrase "an affiliate of Johns Hopkins Hospital" and the name "The Johns Hopkins Hospital" in the tradenames: "The Johns Hopkins Hospital Gamma Knife Program" and "The Johns Hopkins Gamma Knife Center" in GKF's marketing materials, press releases, marketing plan, advertisements, and any other form of communication in any medium designed to promote GKF and the Equipment. The exact manner of the use of such name by the Company shall be subject to Hospital's prior written approval, which shall not be unreasonably withheld or delayed, and shall be consistent with Hospital's reasonable name usage guidelines. GKF understands that Elekta owns the tradename "Gamma Knife" and thus, it must obtain Elekta's consent before using that mark as part of the tradenames mentioned in the first sentence. In addition, GKF shall have the right to use the Program and the Site as a demonstration site for existing and potential customers and other representatives of GKF to visit and study (collectively, the "Tradename License and Promotion Rights"). The number of participants and the dates of the demonstration will be determined by mutual agreement of the parties.

         8.       Lease Payments.

                  8.1 Amount. As rent for the lease of the Equipment to hospital pursuant to this Agreement, Hospital shall pay to GKF an amount equal to fifty percent (50%) of the "Program Net Revenues" remaining after first deducting "Hospital's Direct Operating Expenses" and "GKF's Direct Operating Expenses" from such Program Net Revenues. *. Hospital's Direct Operating Expenses and GKF's Direct Operating Expenses shall be paid to Hospital and GKF, respectively, from the Program Net Revenues prior to the payment of any rent to GKF hereunder.

                  8.2 Calculation of Rent and Direct Operating Expenses. The amount due to GKF hereunder shall be determined and paid on a monthly basis throughout the Term and any extensions thereof, and thereafter to the extent any Program Net Revenues associated with Gamma Knife Procedures during the Term or any extensions thereof are received subsequent to termination of this Agreement. Within thirty (30) days after the last day of each calendar month of the Term and any extensions thereof (and upon the termination or expiration of the Term or any extensions thereof with respect to a period shorter than a calendar month), each party shall submit to the other a written statement setting forth such party's respective Direct Operating Expenses.

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                  The calculation of Program Net Revenues shall be estimated and paid using the collection rate for the Gamma Knife Procedure. For the first calendar year, the parties acknowledge and agree that the Hospital will use * as the estimated collection rate (for both inpatient and outpatient procedures) to calculate Program Net Revenues. The collection rates for inpatient and outpatient procedures will be revised every calendar year to reflect the actual collection rate for the Gamma Knife procedures for the previous calendar year ("Revised Collection Rate"). Commencing on the first month end that is six (6) months after the current report of Program Net Revenues to date. Within sixty
(60) days after the close of each calendar year during the term of this Agreement and any extensions thereof, Hospital shall provide GKF with a reconciliation of the Program Net Revenues and the Revised Collection Rate together with appropriate backup documentation. Within ten (10) days following the delivery of such reconciliation, any shortfall or overpayment of rent pursuant to this Section shall be adjusted and paid or reimbursed between the parties, as applicable. Hospital shall also provide GKF with a final reconciliation within sixty (60) days after the first anniversary date of the termination or expiration of this Agreement to account for Program Net Revenues collected subsequent to such termination of expiration. By mutual agreement, the parties may change the method to determine Program Net Revenues, including the collection rate

                  Each party's respective Direct Operating Expenses shall be determined in good faith in accordance with Generally Accepted Accounting Principles ("GAAP") consistently applied and with the terms of this Agreement.

                  8.3      Payment to GKF. The rent payable to GKF pursuant to
Section 8.1 above, together with GKF's Direct Operating Expenses for such month (or portion thereof) (collectively, the "GKF Monthly Reimbursement"), shall be due and payable by Hospital sixty (60) days after the last day of each calendar month of the Term and any extensions thereof (and upon the termination or expiration of the Term). If GKF shall at any time accept any portion or all of the GKF Monthly Reimbursement after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF's rights under this Agreement, including the rights of GKF set forth in Section 19 hereof. Notwithstanding the foregoing, with respect to any month for which Program Net Revenues are equal to or less than the sum of each party's respective Direct Operating Expenses, such Program Net Revenues shall be used to pay the pro rata portion of Hospital's Direct Operating Expenses and GKF's Direct Operating Expenses (which portion shall be equal to the proportion that each party's Direct Operating Expenses bears to the whole). Any shortfall in the reimbursement of each party's Direct Operating Expenses shall be carried over to the next month(s) and shall be paid in full from Program Net Revenues prior to the payment of any rent to GKF.

                  8.4 Inspection of Records. Throughout the initial Term and any successive terms, and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party, at its own expense, shall have the right upon request and from time-to-time, to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of Program Net Revenues, Direct Operating Expenses, GKF's Equipment Acquisition Cost and the Total Site Improvement Cost. On or before the First Procedure Date, the parties shall execute a statement setting forth an itemized estimate of GKF's Equipment Acquisition Cost and the Total Site Improvement Cost. On or before the First

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Procedure Date, the parties shall execute a statement setting forth an itemized estimate of GKF's Equipment Acquisition Cost and the Total Site Improvement Cost. A final cost accounting of such costs shall be completed and documented and delivered by no later than six (6) months after the First Procedure Date (the "Final Cost Accounting"). In connection with the preparation of such estimate and the Final Cost Accounting, each party shall provide to the other documentary proof of expenditure to justify the amounts claimed for such costs.

                  8.5 Reimbursement for Gamma Knife Procedures. Hospital shall use its best efforts to renegotiate Hospital's existing managed care contracts to include coverage for stereotactic radiosurgery services utilizing the Equipment to be provided through the Program and to include in new contracts provisions covering such services. Hospital represents and warrants to GKF that the technical fees for Gamma Knife Procedures to be paid by any payor (including, without limitation, health maintenance organizations, preferred provider organizations, Medicaid agencies, and other third party payors) are regulated and fixed by the State of Maryland. Accordingly, Hospital will have no authority or ability to negotiate any such fees or reimbursement rates; however, Hospital shall promptly provide GKF with any information reasonably requested with respect to such fees and rates. It is understood that certain Gamma Knife Procedures may be performed on the Equipment for research or charity purposes. The parties shall mutually agree in advance as to the number of research procedures that will be performed.

                           Notwithstanding the foregoing, if the circumstances
should change during the term of this Agreement such that the fees or reimbursement for Gamma Knife Procedures become subject to negotiation or agreement, it is agreed between the parties that any negotiated technical fees for Gamma Knife Procedures performed from time-to-time during the Term of this Agreement and any extensions thereof shall be an amount which is economically justifiable based upon each party's Direct Operating Expenses and the Total Project Cost together with a return thereon. Definitions.

                           (a) "GKF's Direct Operating Expenses" shall equal one hundred percent (100%) of GKF's direct costs paid to third parties, without administrative overhead or markup, incurred in connection with the following: *.

                           (b) "GKF's Equipment Acquisition Cost" means GKF's cost to purchase the Equipment which the parties acknowledge is *, plus any applicable sales tax, customs and duties.

                           (c) "GKF's Portion of the Site Improvement Cost" shall be equal to *.

                           (d) "Hospital's Direct Operating Expenses" shall be equal to *.

                           (e) "Program Net Revenues" means the gross technical component revenues generated from the treatment of Program patients by Hospital, less contractual allowances and allowance for bad debt.

                           (f) "Total Project Cost" shall be equal to GKF's Equipment Acquisition Cost plus the Total Site Improvement Cost.

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                           (g)      "Total Site Improvement Cost" means
         Hospital's cost to prepare the Site and install the Equipment in accordance with Section 6 above (without deducting GKF's Portion of the Site Improvement Cost), plus Hospital's cost to obtain any needed regulatory approvals for the Program, which costs shall not include any administrative overhead.

                           (h) "Tradename License and Promotion Rights" is defined in Section 7.2 above, which the parties acknowledge to have a value over the Term of the Agreement equal to *.

         9.       Use of the Equipment.

                  9.1 The Equipment shall be used by Hospital only at the Site and shall not be removed therefrom. Hospital shall use the Equipment only in connection with the operation of the Program and only within the capacity of the Equipment as determined by Elekta's specifications. Hospital shall not use nor permit the Equipment to be used in any manner nor for any purpose, which, in the opinion of Elekta or GKF, the Equipment is not designed or reasonably suitable; provided that the foregoing shall not be deemed to affect or limit medical decisions in connection with the treatment of patients, which decisions shall be in the sole discretion and judgment of the patient's treating physician.

                  9.2 This Agreement is an agreement of lease only. Nothing herein shall be construed as conveying to Hospital any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Hospital for the Term. All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

                  9.3 During the Term, upon the request of GKF, Hospital shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF's ownership of the Equipment, and shall keep the same affixed for the entire Term. Hospital hereby authorizes GKF to cause this Agreement or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at Hospital's cost and expense. Hospital also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF's interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

                  9.4 At Hospital's cost and expense, Hospital shall: (a) protect and defend GKF's ownership of and title to the Equipment from and against all persons claiming against or through Hospital; (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Hospital; (c) give GKF immediate written notice of any matter described in clause (b); and (d) in the manner described in Section 23 below indemnify GKF harmless from and against any loss, cost or expense (including reasonable attorneys' fees) with respect to any of the foregoing.

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         10.      Additional Covenants of Hospital. In addition to the other covenants of Hospital contained in this Agreement, Hospital shall, at its cost and expense:

                  10.1 Provide properly trained professional, technical and support personnel and supplies required for the proper performance of Gamma Knife Procedures utilizing the Equipment. In this regard, Hospital shall maintain on staff a minimum of two (2) Gamma Knife-trained teams comprised of neurosurgeons, radiation oncologists and physicists. The Equipment shall be available for use by all credentialed neurosurgeons and radiation oncologists. Each and every person providing non-physician services to Hospital for the Program shall be and remain an employee of, or independent contractor to, Hospital or Hospital's owned, controlled or controlling affiliate.

                  10.2 Direct, supervise and administer the provision of all services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.

                  10.3 Maintain the Site and any other equipment in good and clean condition and repair (excluding repair obligations to the extent required of GKF hereunder).

                  10.4 Provide all supplies required for operation of the Program, including but not limited to, all drugs, radiology film, medical supplies, bedding, towels, food items, kitchenware, cafeteria utensils, office supplies, gloves, surgery room supplies, cleaning supplies, dressings, needles, sutures, personal protective article for medical personnel and clothing for patients, medical solutions, trays, medications, chemicals, band-aids, fluids, and any and all other disposable or consumable items used in the operation of the Program.

                  10.5 Provide laboratory services for the benefit of the Program (which may be billed by Hospital directly to the patient).

                  10.6 To the extent required under any applicable third party payor arrangement, be responsible for billing and collections for all services rendered to Hospital patients through the Program.

                  10.7 Provide reasonable and customary marketing materials (i.e. brochures, announcements, etc.) together with administrative and physician support materials (e.g., seminars for physicians by neurosurgeons and radiation oncologists, etc.) for the Program to be operated by the Hospital.

                  10.8 Keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

         11. Additional Covenants of GKF. In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

         11.1 Use its best efforts to require Elekta to meets its contractual obligations to GKF and Hospital upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer's specifications, guidelines and field modification instructions.

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Notwithstanding the foregoing, if the Equipment is not delivered as of the delivery date described in Section 5.1 plus a ninety (90) day grace period ("late delivery date") other than due to Hospital's fault hereunder or by reason of force majeure as provided in Section 24 below, GKF shall reimburse Hospital for its out-of-pocket financing costs incurred with respect to the preparation of the Site and/or Program for the period between the Late Delivery Date and the date that the Equipment is actually delivered. The parties hereby agree that the Hospital's out-of-pocket financing costs are equal to the Bank of America prime interest rate (which rate is sometimes referred to by the Bank as its "reference rate") plus 2% based upon Hospital's cost to prepare the Site and install the Equipment.

                  11.2 Cause Hospital to enjoy the use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or the Purchase Agreement.

                  11.3 Advise Hospital in connection with the operational setup of the Program.

         12.      Maintenance of Equipment; Damage or Destruction of Equipment.

                  12.1 During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and
(b) maintain in full force and effect a Service Agreement with Elekta and any other service or other agreements (collectively "Service Agreements") required to fulfill GKF's obligation to repair and maintain the Equipment under this Section. Pursuant to the Service Agreement, following the initiation of a service call by Hospital to GKF or Elekta, GKF shall cause Elekta to provide a phone response within ten (10) hours and to provide an on-site response within seventy-two (72) hours, as needed. Hospital shall approve any Service Agreement entered by GKF to fulfill its obligations under this Section. Moreover, the Hospital shall be a third-party beneficiary under each Service Agreement and shall have the right to directly enforce any provisions thereunder. The Service Agreements shall include the following provisions: (i) if GKF is in default of any material provision thereunder, the party will promptly notify the Hospital;
(ii) if GKF is in default of any material provision thereunder and fails to cure within the stated period, the Hospital shall have the option to assume the Service Agreement under the same terms and conditions; (iii) for so long as the Service Agreements remain in force, the service provider shall warrant that it will provide service and maintenance to the extent required so that the Equipment will conform in accordance with specifications, and so that the Equipment will be free from defects in materials and workmanship; provided that the Service Agreement shall not apply to service or maintenance of the Equipment, or to replacement of its parts, with respect to (1) defects arising out of materials or parts provided, modified or designed by Hospital, (2) defects emanating from Hospital's improper use or maintenance, (3) defects resulting from repairs or service of the Equipment supplied other than by Elekta or its authorized representative, (4) normal radioactive decay of the Cobalt supply, and/or (5) defects in positioning in the Site or re-installation at a different site, unless this new site was approved by GKF and Elekta; (iv) for so long as the Service Agreements remain in force, the service provider will warrant that the LGP Software will perform in accordance with the documentation delivered to GKF; provided that the foregoing warranty shall not apply if the LGP Software is subjected to unauthorized repair or modification, improper application improper installation, accidental damage, negligence in use, improper storage, acts of

God, electrical power damage, equipment malfunction, or abnormal operating conditions; (v) the service provider shall agree to indemnify the Hospital under the same terms, if applicable, as under Article 6 of the LGK Agreement; and (vi) all other provisions of the Service Agreements shall be consistent with the terms of the LGK Agreement and shall not limit any rights granted to the Hospital therein. Hospital shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement. GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta's technical specifications concerning the Equipment.

                  12.2 GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Hospital's regular business operations.

                  12.3 In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Hospital's officers, employees, agents, contractors and physicians, to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Hospital to GKF immediately upon written request. Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Hospital for such damages.

                  12.4 If the Equipment is rendered unusable as a result of any physical damage to or destruction of the Equipment, Hospital shall give GKF written notice thereof ("Damage Notice"). GKF shall determine, within thirty
(30) days after the Damage Notice, whether the Equipment can be repaired. In the event GKF determines that the Equipment cannot be repaired (a) subject to
Section 12.3 above, GKF, at its cost and expense, shall replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta's other then existing orders for equipment, and the then existing limitations on Elekta's manufacturing capabilities, and (b) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred. GKF shall use best efforts to deliver the replacement Equipment within ninety (90) days after the Damage Notice, provided that any failure to do so within such 90-day period shall not result in any penalties imposed upon GKF or entitle Hospital to terminate this Agreement. In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter. Hospital shall fully cooperate with GKF to effect the replacement of the Equipment or the repair of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

                  12.5 If the Equipment is rendered unusable for any continuous period of two (2) weeks or more in duration as a result of repairs or service to the Equipment, GKF shall use reasonable efforts to cause GKF's other Gamma Knife customers to accommodate Hospital's patients for treatment at such customers' sites and to credential such patients' attending physician specialists; provided that GKF shall have no obligation to incur any costs or expenses in connection with the foregoing, and shall have no liability if such patients are not so accommodated or such physicians are not so credentialed.

         13.      Alterations and Upgrades to Equipment.

                  13.1 Hospital shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF. Hospital shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF. All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called "additions" and included in the definition of "Equipment") shall become the property of the GKF upon termination of this Agreement.

                  13.2 The necessity and financial responsibility for modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called "Additions" and included in the definition of "Equipment"), including without limitation, the reloading of the Cobalt-60 source and any software upgrades, shall be mutually agreed upon by GKF and Hospital and shall be paid equally by each party. At the end of the Term, all Additions shall become the property of GKF. Notwithstanding the forgoing, for all Additions with the exception of the Cobalt Reloading, if the agreement terminates due to default by either party or upon Hospital's exercise of the Purchase Option, the non-defaulting party or GKF, respectively, shall have the right to receive payment for its share of the unamortized cost in accordance with GAAP. In order to have adequate funds on hand to pay for the reloading of the Cobalt-60 source (The "Cobalt Reloading"), GKF and Hospital shall each reserve Fifty Thousand Dollars ($50,000) per year until the Cobalt Reloading is completed (the "Reserve Funds"). The Reserve Funds shall be deposited into an interest bearing trust account (the "Reserve Account") held jointly in the names of GKF and Hospital and maintained at a financial institution mutually agreed upon between the parties. Any withdrawals or disbursements from the Reserve Account shall require the signatures of both GKF and Hospital. The Reserve Account shall be established, and the initial payment of Reserve Funds shall be deposited by the parties into the Reserve Account, within thirty (30) days following the first anniversary of the First Procedure Date. Additional deposits of Reserve Funds into the Reserve Account shall be made on each subsequent anniversary date of the initial payment; provided that such deposits shall cease upon the completion and payment in full of the first Modifications and neither party shall thereafter be obligated to contribute any further Reserve Funds. If the cost of the Modifications exceeds the amount in the Reserve Account, the excess cost shall be paid equally between GKF and Hospital. Notwithstanding the foregoing, all Reserve Funds in the Reserve Account shall be distributed equally between the parties, and the Reserve Account shall be closed, on the earlier to occur of: (a) the expiration or termination of this Agreement in accordance with terms hereof; (b) the exercise of the Purchase Option by Hospital in accordance with Section 3.2 above; or (c) the completion and payment in full of the Cobalt Reloading.

         14. Financing of Equipment by GKF. GKF, in its sole discretion, may finance the Equipment. Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument. If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan. If

GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any. If required by the lender, lessor or other financing entity (the "Lender"), GKF may assign its interest under this Agreement as security for the financing. Hospital's interest under this Agreement shall be subject to the interests of the Lender. Any loan or other financing agreement ("Financing Agreement") shall include a provision that, if GKF is in default of any material provision thereunder, the party will promptly notify the Hospital. Moreover, the Financing Agreements shall provide that, if GKF is in default of any material provision thereunder and fails to cure within the stated period, the Hospital shall have the option to assume the Financing Agreement under the same terms and conditions. If the Hospital exercises the right to assume the Financing Agreement, this Agreement will terminate and GKF hereby agrees to simultaneously transfer all of its interest, right and title to the Equipment to the Hospital. This right shall be in addition to any other remedies available to Hospital under this Agreement, and subject to any other right or remedy Hospital may have under applicable law.

         15. Equipment Operational Costs. Except as may be reimbursed to Hospital as its Direct Operating Expense pursuant to Section 8 above, Hospital shall be responsible and liable for all costs and expenses incurred, directly or indirectly, in connection with the operation and use of the Equipment during the Term, including, without limitation, the costs and expenses required to provide trained physicians, professionals, and technical and support personnel, supplies and other items required to properly operate the Equipment and perform Gamma Knife Procedures.

         16. Taxes. GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term. Hospital represents that it is a tax-exempt corporation under Section 501(a) and 501(c)(3) of the Internal Revenue Code of the United States, as amended, and under applicable laws of the State of Maryland. The State of Maryland tax-exempt number for Customer is 31-000954. GKF use its best efforts to take all actions required to cause the Agreement hereunder to be treated as a tax-exempt transaction; provided that any failure to do so shall not result in any penalties imposed upon GKF or entitle Hospital to terminate this Agreement.

         17. No Warranties by GKF. Hospital warrants that as of the First Procedure Date, it shall have: (a) thoroughly inspected the Equipment; (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it; and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Hospital's intended purposes and is good working order, condition and repair. GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS "AS IS" CONDITION. GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER'S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT'S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE. As between GKF and Hospital, Hospital shall bear all risks with respect to the foregoing warranties. Hospital expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design, manufacture, possession or operation of the Equipment, including injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment. All warranty or other similar claims with respect to the Equipment shall be made by Hospital solely and exclusively against persons other than GKF, including Elekta or any other manufacturers or suppliers. In this regard and with prior written approval of GKF, Hospital may, in GKF's name, but at Hospital's sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Hospital. Unless expressly set forth in this Agreement, GKF shall not be responsible for the delivery, installation or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing.

         18. Options to Extend Agreement. As of the end of the Term, Hospital shall have the option either to:

                  18.1 Extend the Term of this Agreement for a specified period of time and upon such other terms and conditions as may be agreed upon by GKF and Hospital taking into account the use (e.g., number of Gamma Knife Procedures, etc.) of the Equipment at the Site during the initial Term and other factors deemed relevant by the parties;

                  18.2     Purchase the Equipment from GKF for *; or

                  18.3 Terminate this Agreement as of the expiration of the Term.

         Hospital shall exercise one (1) of the three (3) options referred to above by giving an irrevocable written notice thereof to GKF at least nine (9) months prior to the expiration of the initial Term. Any such notice shall be sufficient if it states in substance that Hospital elects to exercise its option and states which of the three (3) options referred to above Hospital is exercising. If Hospital fails to exercise the option granted herein at least nine (9) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term. Further, if Hospital exercises the option specified in Section 18.1 above and the parties are unable to mutually agree upon the length of the extension of the Term or any other terms or conditions applicable to such extension prior to the expiration of the Term, this Agreement shall expire as of the end of the initial Term. Notwithstanding the foregoing, within ten (10) days following the expiration of the initial Term or any extensions thereof, the Hospital shall have the right to purchase the Equipment from GKF for * irrespective of whether prior notice is given to GKF as provided above. If the term of this Agreement is not extended and Hospital does not purchase the Equipment as provided in this Section, GKF shall remove the Equipment at its cost and expense, and shall repair any damage to the premises resulting from such removal to the condition immediately prior to such removal.

         19.      Events of Default by Hospital and Remedies.

                  19.1 The occurrence of any one of the following shall constitute an event of default under this Agreement (an "Event of Default"):

                           (a) Hospital fails to pay any rent payment when due pursuant to

         Paragraph 6 above and such failure continues for a period of thirty
         (30) days after written notice thereof is given by GKF to Hospital; however, if Hospital cures the rent payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

                           (b) Hospital breaches any material provision of this Agreement (other than the payment of rent) or violates any of its representations and warranties contained herein and fails to cure such breach or violation within thirty (30) calendar days after written notice of said material breach or violation has been given to Hospital by GKF; provided that if such breach or violation cannot reasonably be cured within such 30-day period, no Event of Default shall be deemed to have occurred if Hospital commences to cure such breach or violation within such 30-day period and cures such breach or violation within one hundred twenty (120) days following the expiration of such 30-day period.

                           (c) Hospital applies for or consents to the appointment of a receiver, trustee or liquidator for itself or for all or a substantial part of its assets; files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they become due; makes a general assignment for the benefit of creditors; or files a petition or an answer seeking reorganization or arrangement with creditors or takes advantage of any insolvency law.

                           (d) An order, judgment or decree is entered by a court of competent jurisdiction, on the application of a creditor, adjudicating Hospital a bankrupt or insolvent or approving a petition seeking reorganization of Hospital or appointing a receiver, trustee or liquidator for Hospital or for all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

                           (e) Hospital is suspended or terminated from participation in the Medicare program.

                           (f) The filing of a written notice to wind up and dissolve Hospital pursuant to the terms and provisions of the applicable corporations code.

                  19.2 Upon the occurrence of an Event of Default with respect to Hospital, GKF may at its sole option do any or all of the following:

                           (a) Upon written notice to Hospital, immediately terminate this Agreement as to the Equipment, wherever situated. As a result of the termination, GKF may enter upon the Site and remove the Equipment without liability of any kind or nature for so doing or GKF may demand that Hospital remove and return the Equipment to GKF, all at Hospital's sole cost and expense.

                           (b) Upon written notice to Hospital, sell, dispose of, hold, use or lease the Equipment, as GKF in its sole and absolute discretion may determine (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment over the sale, lease or other disposition of similar Equipment owned or leased by GKF). Notwithstanding anything to the contrary contained elsewhere in this Agreement, GKF will use reasonably commercial efforts to mitigate any damage resulting from Hospital default and Hospital liability to GKF shall be reduced by such mitigation.

                           (c) Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF's title or right to possession of the Equipment, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

                           (d) In addition to the foregoing remedies, Hospital shall be liable to GKF for all reasonable attorneys fees, costs and expenses incurred by GKF as a result of the Event of Default or the exercise of GKF's remedies.

                  19.3 Hospital shall in any event remain fully liable for reasonable damages as provided by law. The rights and remedies afforded GKF under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

         20.      Events of Default by GKF and Remedies.

                  20.1 The occurrence of any one of the following shall constitute an Event of Default under this Agreement:

                           (a) GKF breaches any material provision of this Agreement or violates any of its representations and warranties contained herein and fails to cure said breach or violation within thirty (30) calendar days after notice of said material breach or violation has been given to GKF by Hospital; provided that if such breach or violation cannot reasonably be cured within such 30-day period, no Event of Default shall be deemed to have occurred if GKF commences to cure such breach or violation within such 30-day period and cures such breach or violation within one hundred twenty (120) days following the expiration of such 30-day period.

                           (b)      GKF applies for or consents to the
         appointment of a receiver, trustee or liquidator for itself or for all or a substantial part of its assets; files a voluntary petition in bankruptcy, or admits in writing its inability to pay its debts as they become due; makes a general assignment for the benefit of creditors; or files a petition or an answer seeking reorganization or arrangement with creditors or takes advantage of any insolvency law.

                           (c) An order, judgment or decree is entered by a court of competent jurisdiction, on the application of a creditor, adjudicating GKF a bankrupt or insolvent or approving a petition seeking reorganization of GKF or appointing a receiver, trustee or liquidator for GKF or for all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of sixty (60) consecutive days.

                           (d) The filing of a written notice to wind up and dissolve GKF pursuant to the terms and provisions of the applicable corporations code.

                  20.2 Upon the occurrence of an Event of Default involving GKF, Hospital may at its sole option do any or all of the following:

                           (a)      Upon written notice to GKF, immediately
terminate this Agreement as to the Equipment and, in such event, GKF shall remove the Equipment at GKF's sole cost and expense or, in the absence of removal by GKF within a reasonable period of time after a written request therefor, Hospital may remove the Equipment with all due care and store the Equipment at GKF's sole cost and expense.

                           (b)      Seek to recover from GKF such loss as may be
realized by Hospital in the ordinary course of events as a result of the Event of Default.

                  20.3 GKF shall in any event remain fully liable for reasonable damages as provided by law and for all costs and expenses incurred by Hospital on account of such default, including but not limited to, all court costs and reasonable attorneys' fees. The rights and remedies afforded Hospital under this Agreement shall be deemed cumulative and not exclusive and shall be in addition to any other rights or remedies to GKF provided by law or in equity.

         21. Removal of Equipment. Upon expiration of the Term, unless Hospital exercises its rights in Sections 3.2 or 18.2 to purchase the Equipment, GKF, at its cost and expense, shall remove and decommission the Equipment (including procedures to dispose the Cobalt) from the Site and repair any damage to the Site caused by such removal or decommissioning not more than ninety (90) days following the last day of the Term, in accordance with all applicable laws and regulations.

         22.      Insurance.

                  22.1 From the period commencing on the date of delivery of the Equipment to the Site and ending on the First Procedure Date, Hospital or GKF (to be determined by mutual agreement) shall purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. Any premiums relating to this policy will be considered a portion of that party's contribution towards the Site Improvement Costs. From and after the First Procedure Date and continuing throughout the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment. The all risk property and casualty insurance policy to be purchased by Hospital and/or GKF shall be for an amount not less than the replacement cost of the Equipment. Each party shall be named as an additional insured party on the all risk property and casualty insurance policy to the extent of its interest in the Equipment arising under this Agreement. The all risk property and casualty insurance policy maintained by Hospital and/or GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered to the other party no later than the date of delivery of the Equipment to the Site or the First Procedure Date, as applicable, and (with respect to the GKF-procured insurance), as of each annual renewal of such policy during the Term. The certificate of insurance shall provide that such policy cannot be modified or cancelled without thirty
(30) days' prior written notice being provided to the additional insured party named therein.

                  22.2 During the Term, Hospital shall, at its cost and expense, purchase and maintain in effect general liability and professional liability insurance policies covering the Site (together with all premises where the Site is located) and the use or operation of the Equipment by Hospital or its officers, directors, agents, employees, contractors or physicians. The general liability and professional liability insurance policies shall provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and Five Million Dollars ($5,000,000.00) annual aggregate. GKF shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by Hospital. The policies to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term. The certificate of insurance shall provide that such policy cannot be modified or cancelled without thirty (30) days' prior written notice being provided to GKF.

                  22.3 During the construction of the Site and prior to the First Procedure Date, Hospital, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 22.2 above and which names GKF as an additional insured party. The policy to be maintained by Hospital hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Hospital to GKF prior to the commencement of any construction at the Site. Any premiums or other expenses relating to this policy will be considered a portion of the Hospital's contribution towards the Site Improvement Costs.

                  22.4 During the Term, Hospital shall purchase and maintain all workers compensation insurance in compliance with applicable law.

         23.      Indemnification.

                  23.1 Hospital and GKF each hereby covenants and agrees that it will defend, indemnify and hold the other party and their respective officers, directors, members, employees and agents at all times harmless from and against any loss, damage and expense (including reasonable attorneys' fees and other costs of defense) caused by or arising out of: (i) any liability or obligation related to the business of the indemnifying party prior to the date hereof and the commencement of the Program; (ii) any obligation or liability arising from services provided under this Agreement or in connection with the Program by the indemnifying party to the extent any such liability or obligation directly results from the negligence or intentional misconduct of the indemnifying party; or (iii) any obligation or liability resulting from a breach of any provision of this Agreement by the indemnifying party. The obligations of the parties under this Section survive the expiration or earlier termination of this Agreement.

                  23.2 Any party that intends to enforce an indemnity obligation shall give the indemnifying party notice of any claim as soon as possible, but the failure to give such notice shall not constitute a waiver or release of the indemnifying party and shall not affect the rights of the indemnified party to recover under this indemnity, except to the extent the indemnified party is materially prejudiced thereby. In connection with any claim giving rise to indemnity under this

Section 23 resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the indemnifying party, at its sole cost and expense, may, upon written notice to the indemnified party, assume control of the defense of such claim or legal proceeding, to the extent that the indemnifying party admits in writing its indemnification liability to the indemnified party with respect to all material elements thereof. If the indemnifying party assumes the defense of any such claim or legal proceeding, the obligations of the indemnifying party hereunder as to such claim or legal proceeding shall be to take all steps necessary in the defense or settlement thereof and to hold the indemnified party harmless from and against any losses, damages, expenses or liability caused by or arising out of any settlement approved by the indemnifying party and the indemnified party or any judgment in connection with such claim or legal proceeding. Each indemnified party shall cooperate with the indemnifying party in the defense of any such action, the defense of which is assumed by the indemnifying party. Except with the consent of the indemnified party, which consent may be withheld at the indemnified party's sole discretion, the indemnifying party shall not consent to any settlement or the entry of any judgment arising from any such claim or legal proceeding which, in each case, does not include as an unconditional term thereof the delivery by the claimant or the plaintiff to the indemnified party of a release from all liability in respect thereof. If the indemnifying party does not assume the defense of any claim or litigation, any indemnified party may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to settling such claim or litigation, after giving notice of the same to the indemnifying party, on such terms as the indemnified party may deem appropriate. The indemnifying party will, promptly after any of the same is incurred, reimburse the indemnified party in accordance with the provisions hereof for all damages, losses, liabilities, costs and expenses incurred by the indemnified party.

                  23.3 Except for third parties' indemnification obligations for the third party claims under Sections 23.1 and 23.2 or for a breach of
Section 24.25 below, in no event will either party be liable to the other party for:

                           (1) Punitive, incidental or consequential damages under this Agreement; provided that the foregoing limitation on incidental or consequential damages shall not apply to, or limit recovery under, any breach of contract action arising due to a breach of this Agreement by either party; or

                           (2)      Any other damages arising from this
                                    Agreement in excess of Three Million Dollars
                                    ($3,000,000).

         24.      Miscellaneous.

                  24.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Hospital shall not assign this Agreement or any of its rights hereunder or sublease the Equipment without the prior written consent of GKF, which consent shall not be unreasonably withheld. An assignment or sublease shall not relieve Hospital of any liability for performance of this Agreement during the remainder of the Term. Any purported assignment or sublease made without GKF's prior written consent shall be null, void and of no force or effect.

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

                  24.2 Agreement to Perform Necessary Acts. Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

                  24.3 Validity. If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

                  24.4 Entire Agreement; Amendment. This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter. This Agreement may be modified or amended only by a written instrument executed by the parties hereto.

                  24.5 Vendor Disclosure Form. GKF agrees to execute the Vendor Full Disclosure Statement attached hereto as EXHIBIT 2. The proper execution and delivery of the Vendor Full Disclosure Statement is a condition precedent to Hospital's obligation under this Agreement.

                  24.6 Number and Gender. Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

                  24.7 Effect of Headings. The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

                  24.8 Counterparts. This Agreement may be executed in one or more counterparts by the parties hereto. All counterparts shall be construed together and shall constitute one agreement.

                  24.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (excepting any conflict of laws provisions which would serve to defeat application of Maryland substantive law).

                  24.10 Arbitration. In the event any dispute should arise between the parties hereto as to the validity, construction, enforceability or performance of this Agreement or any of its provisions, such dispute shall be settled by binding arbitration. Said arbitration shall be conducted in Chicago, Illinois, in accordance with the then-prevailing rules of the American Arbitration Association. The rules of discovery then pertaining to a Maryland Court of Law shall apply thereto. The prevailing party shall be determined by the arbitrator. The designated prevailing party may, but need not, apply to any court of competent jurisdiction to enter a

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

confirming award as to any arbitrator decisions. No appeal may be taken from any arbitrator decision except on a claim of fraud on the part of arbitrator, provided that no such appeal shall in any way stay or otherwise delay the effect of the appealed decision.

                           (a) Notwithstanding anything in this Section to the contrary, the parties hereto shall have the right to apply for and obtain a temporary restraining order or other temporary or permanent injunctive or equitable relief from a court of competent jurisdiction in accordance with the standards under applicable Maryland laws in the event of a material breach of the terms of this Agreement, and the party seeking such relief has determined in good faith that the exigencies of the breach require such immediate relief. The seeking of such relief shall not be construed as a waiver or election against any of the other terms of this Section.

                  24.11 Exhibits. All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

                  24.12 Ambiguities. The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement. In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

                  24.13 Representations. Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

                  24.14 Non-Waiver. No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

                  24.15 Notices. All notices, requests, demands and other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by facsimile (in which case such notice shall be deemed to have been duly given on the date of transmission), provided that a copy thereof shall be sent concurrently by mail in accordance with subsection (d) below, (c) by Federal Express or similar next business day air courier service (in which case such notice shall be deemed given on the business day following the date of deposit with the air courier service), or (d) by first class United States mail, registered or certified, postage prepaid (in which case such notice shall be deemed given on the third (3rd) day following the date of deposit in the mail), and properly addressed to the party on whom notice is to be delivered at the following addresses, or any changed address sent to the other parties hereto in accordance with the notice delivery requirements set forth above:

To the Hospital:

                  The Johns Hopkins Hospital
                  Weinberg Center
                  Attn: Terry S. Langbaum
                  401 N. Broadway
                  Baltimore, Maryland 21231

With a copy to:

                  The Johns Hopkins Health System Corporation
                  Attention: General Counsel
                  600 N. Wolfe Street
                  400 Billings Administration
                  Baltimore, MD 21287-1900

To GKF:

                  GK Financing, LLC
                  Four Embarcadero Center, Suite 3700
                  San Francisco, CA 94111-4155
                  Fax No.: (415) 788-5660
                  Attn: Craig Tagawa, Chief Executive Officer

With a copy to:

                  Tin Kin Lee, Esq.
                  Sheppard, Mullin, Richter & Hampton LLP
                  333 South Hope Street, 48th Floor
                  Los Angeles, California 90071
                  Fax No.: (213) 620-1398

                  24.16 Special Provisions Respecting Medicare and Medicaid Patients.

                           (a) Hospital and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

                           (b) For the purpose of compliance with Section 1861(v)(1)(I) of the

         Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements: (a) until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs; and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

                           (c) If either party is requested to disclose books, documents, or records pursuant to any provision of this Paragraph for an audit, it shall notify the other party of the nature and scope of such request and each party shall make available, upon written request of the other party, all such books, documents, or records required to be disclosed, during such party's regular business hours.

                  24.17 Force Majeure. A party shall be excused temporarily from performing any obligation, other than the payment of money, during such period of time as the performance is substantially impossible or practically infeasible as a result of any war, riot, public disturbance, labor strike, act of God, natural disaster, adverse weather conditions, delays in obtaining any required regulatory approvals (provided that Hospital has timely filed its applications for, and pursued the same), fire, explosion, shortage of supplies beyond the party's reasonable control, or other material and unexpected problem which was beyond the party's reasonable control. Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance. Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.

                  24.18 Time of Essence. Time is of the essence for the performance of each obligation under this Agreement.

                  24.19 Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies on any person other than the two parties to this Agreement, and their respective successors and assigns.

                  24.20 Enforcement. The parties hereto acknowledge that monetary damages will not be adequate and that the parties will be irreparably damaged in the event that the covenants and restrictions contained in this Agreement are breached by any person subject hereto, but are not deemed to be specifically enforceable. As a result, the parties hereto agree that all of the terms of this Agreement shall be specifically enforceable by a court of competent jurisdiction. Such remedy shall be cumulative and shall be in addition to any other remedy, which may be available, to the party seeking specific performance.

                  24.21 No Reciprocation. The parties hereby acknowledge and agree that the business relationship between the parties set forth herein neither requires nor is in any way contingent upon the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by any of the parties or any of its affiliates to any other party, or those of its contractors, partners, employees or agents. In furtherance of the foregoing, it is agreed that:

                           (a) Hospital shall take no actions, either overt or covert, financial or otherwise, to induce its medical staff to use the services offered by the Program.

                           (b) On an annual basis, Hospital shall inform its medical staff of this understanding.

                           (c) Any physician referrals to the Program will not be tracked by Hospital, the Company or GKF.

                           (d) Compensation paid to Hospital medical staff physicians, whether pursuant to employment or personal services contracts, will not be related directly or indirectly to the volume or value of referrals or other business generated by such physicians to or for the Program. Such compensation will be consistent with fair market value in arm's-length transactions.

                           (e) Hospital shall continue to operate and use its own radiation oncology equipment that are alternatives to the Equipment.

                  24.22 Independent Contractors. In the performance of the work, duties and obligations described hereunder, it is mutually understood and agreed that each party is at all times acting and performing as an independent contractor with respect to the other and that no relationship of partnership, joint venture, landlord/tenant or employment is created by this Agreement. Neither party, nor any other person performing services on behalf of either party pursuant to this Agreement, shall have any right or claim against the other party under this Agreement for social security benefits, workers' compensation benefits, disability benefits, unemployment insurance benefits, health benefits, vacation pay, sick leave or any other employee benefits of any kind.

                  24.23 Remedies. No remedy or election under this Agreement shall be deemed exclusive, but shall wherever possible, be cumulative with all other remedies at law or in equity.

                  24.24 Affirmative Action. GKF is fully informed of, and during the performance of this Agreement unless exempt, agrees to be bound by and certify that is has complied with the affirmative action clauses set forth at 41 CFR Section 1.1.1310.2, 41 CFR Section 60-1.4, 41 CFR Section 60-741.4 and 41 CFR Section 60-1.8 and 41 CFR Section 60-1.40.

                  24.25 Confidentiality. Hospital and GKF acknowledge that during the term of this Agreement, each of them may be given access to certain proprietary information, trade secrets and other confidential information (including patient records) ("Confidential Information") belonging to the other party. In order to protect and preserve the confidentiality of

Confidential Information belonging to the other party, Hospital and GKF each agree that any Confidential Information belonging to the other party will be held in the strictest confidence; and unless authorized in writing by the other party or otherwise required by law, neither Hospital nor GKF shall disclose, or permit to be disclosed, any Confidential Information belonging to the other party to any person other than Hospital's or GKF's respective permitted recipients as designated in writing by the other party. Hospital shall have the right to disclose Confidential Information to Hospital's employees and resident physicians to the extent necessary for use of the Equipment; provided that the employees and physicians of Hospital to whom disclosure of any Confidential Information is made shall be bound to hold this information confidential as set forth in this Section.

                           (a) Hospital and GKF shall not use, or permit any of its respective permitted recipients to use, any Confidential Information belonging to the other party for any purpose other than in the performance of Gamma Knife procedures. If Hospital or GKF are required by law to disclose any Confidential Information (including, but not limited to, pursuant to interrogatories, depositions, requests for information, subpoenas, court orders, or other similar processes), Hospital or GKF, as applicable, shall provide the other party with prompt written notice of such required disclosure prior to complying therewith so that the other party may seek an appropriate protective order if it so desires. In any event, neither Hospital nor GKF shall not be liable under this Agreement if it is legally required to disclose Confidential Information after complying with this Section. All of the provisions of this Section shall survive the expiration or earlier termination of this Agreement.

                           (b) The obligations of confidentiality and restriction of access pursuant to this Section shall not apply to any Confidential Information that was (i) in the public domain at the time of such access or subsequently came in to the public domain through no fault of the person subject to the provisions of this section; (ii) rightfully known to the person given such access prior to such access or developed independently by the person given such access; or (iii) received by the person given such access as a matter of right from a source other than a person subject to the provisions of this section. GKF shall advise all employees who may come into contact with patient records that all patient records shall be treated as confidential so as to comply with state and federal laws and regulations and applicable ethical standards regarding the confidentiality of patient records, including without limitation the federal Health Insurance Portability and Accountability Act of 1996 and the related regulations ("HIPAA") regarding the security and confidentiality of information concerning the health of individuals. GKF shall further advise these employees that they shall not at any time during or after any work assignment disclose medical record information to any person whatsoever or permit any person whatsoever to examine or make copies of any records, reports, or other documents that in any way related to patients. GKF acknowledges that the disclosure of medical record information by GKF's employees will constitute a material breach of GKF's obligations under this Agreement.

                  24.26 Compliance with Laws. Hospital and GKF shall at all times comply with all applicable laws, rules and regulations.

                  24.27 Excluded Provider. GKF warrants that neither it nor any of its representatives, employees or agents are sanctioned or excluded from any federally funded health care programs as provided in Sections 1128 and 1128A of the Social Security Act (42 U.S.C. 1320a-7a). GKF further agrees that it will notify Hospital immediately in the event it, or any of its representatives (if actually known to GKF), employees, or agents (if actually known to GKF) become sanctioned or excluded from any federally funded health care programs. Such notification shall include the grounds for sanction or exclusion and the duration thereof.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

"GKF"                                     GK FINANCING, LLC

                                          By: /s/ Craig K. Tagawa
                                              -------------------
                                                  Craig Tagawa,
                                                  Chief Executive Officer

"HOSPITAL"                                THE JOHNS HOPKINS HOSPITAL

                                          By: /s/ Ronald R. Peterson
                                              ----------------------
                                              Ronald R. Peterson, President

                                          By: /s/ Kenneth Grant
                                              -----------------
                                              Kenneth Grant, VP General Services